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For Immediate Release
For Further Information Contact:
Teresa Bongartz, 301-608-9292
Email TBongartz@unither.com

              UNITED THERAPEUTICS OBTAINS EXCLUSIVE NORTH AMERICAN
                RIGHTS TO SUSTAINED RELEASE FORMULATIONS OF THE
                          ORAL PROSTACYCLIN BERAPROST

Silver Spring, MD, and Research Triangle Park, NC, June 29, 2000: United Therapeutics Corporation (NASDAQ: UTHR) announced today that it had signed an agreement with Toray Industries of Japan for the exclusive North American rights to develop and commercialize sustained release formulations of the oral prostacyclin Beraprost for all vascular and cardiovascular diseases. Beraprost is an orally available tablet form of prostacyclin that is already approved in Japan and Korea for the treatment of chronic arterial occlusion and pulmonary hypertension.

"We are very pleased to continue our prostacyclin development activities with sustained release formulations," said Martine Rothblatt, Chairman and CEO of United Therapeutics. "Toray Industries has been a wonderful corporate partner and we are proud to have been selected by them as their American partner for sustained release molecules."

"We are impressed with the drug development track record of United Therapeutics for our immediate release formulation," said Kiyoteru Wakasugi, Managing Director of the Board of Toray Industries. "We are very pleased to extend our relationship with United Therapeutics for the further development of these molecules with the signing of this agreement."

United Therapeutics is currently conducting the second of two Phase III studies of an immediate release oral formulation of Beraprost for early stage peripheral vascular disease as well as a Phase III study of the same drug in early-stage pulmonary hypertension. Peripheral vascular disease causes intermittent leg pain when walking and, in some patients, severe leg pain even when at rest. Pulmonary hypertension causes breathlessness, fainting and, in some patients, right heart failure.

United Therapeutics announced that the terms of the exclusive licensing agreement provided for it to pay Toray $1 million plus 200,000 shares of United Therapeutics' common stock upon signing and to grant Toray an option to purchase 500,000 additional shares upon the transfer by Toray to United Therapeutics of sustained release clinical trial material expected in 2001. Additional payments totaling $750,000 are due to Toray from United Therapeutics upon the occurrence of drug development milestones. United Therapeutics will also owe Toray a daily dosage fee and a variable percent of revenues fee upon sales of the drug after regulatory approval is obtained. The agreement provides for United Therapeutics to develop the sustained release formulation in time for a 2004 regulatory approval, subject to various provisions for extensions of this date.

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United Therapeutics is a pharmaceutical company with Phase III programs in pulmonary hypertension, peripheral vascular disease and osteoarthritis, as well as pre-clinical projects in cardiovascular, respiratory and infectious diseases.

Toray Industries, Inc. is the world's leading manufacturer of synthetic fibers, textiles and plastics, and pioneering new technologies such as carbon fibers and "Ultra Suede". Toray is focusing one of its activities in the pharmaceuticals industry, successfully launching Interferon-beta and Beraprost in Japan and intensively conducting clinical trials for new pharmaceutical compounds.